SCHEDULE 13G

                        Under the Securities and Exchange Act of 1934

                                             0
                                       (Amendment No.)

			Lydall, Inc.
                                       (Name of Issuer)

                                        Common Stock
                                (Title of Class of Securities)

                                        550819106
                                      (CUSIP Number)

                                         07/08/2010
                                      (Date of Event)


1.  NAME OF REPORTING PERSON
     S.S or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Van Den Berg Management     TAX # 953017097

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                         A
                         B x
3 SEC USE ONLY4 CITIZENSHIP OR PLACE OF ORGANIZATION

    USA

5   SOLE VOTING POWER

    425

6   SHARED VOTING POWER

    858,767

7   SOLE DISPOSITIVE POWER

    425

8   SHARED DISPOSITIVE POWER

    858,767

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    859,192

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    N/A

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    5.04%

12 TYPE OF REPORTING PERSON*

    IA

Item 1.

(a) Name of Issuer

                Lydall, Inc.

(b) Address of Issuer's Principal Executive Offices

                One Colonial Road,
                Manchester, CT 06042

Item 2.

(a) Name of Person Filing

                VAN DEN BERG MANAGEMENT      IRS# 953017097

(b) Address of Principal Business Office or, if none, Residence

                805 Las Cimas Parkway
                Suite 430
                Austin, Texas   78746

(c) Citizenship

                USA

(d) Title of Class of Securities

                Common Stock

(e) CUSIP Number

                550819106

Item 3. If this statement is filed pursuant to Rule 13d-l(b), or 13d-2(b), check whether the person filing is a:

(a)  Broker or Dealer registered under Section 15 of the Act

(b)  Bank as defined in section 3(a)(6) of the Act

(c)  Insurance Company as defined in section 3(a)(19) of the act

(d)  Investment Company registered under section 8 of the Investment Company
Act

(e) [X] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

(f) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 240.13d-l(b)(l)(ii)(F)

(g) Parent Holding Company, in accordance with 240.13d-l(b)(ii)(G) (Note: See Item 7)

(h) Group, in accordance with 240.13d-l(b)(l)(ii)(H)

Item 4. Ownership

(a) Amount Beneficially Owned

    859,192

(b) Percent of Class

    5.04%

(c) Number of shares as to which such person has:

(i) sole power to vote or to direct the vote                    425
(ii) shared power to vote or to direct the vote                 858,767
(iii) sole power to dispose or to direct the disposition of     425
(iv) shared power to dispose or to direct the disposition of    858,767


Item 5. Ownership of Five Percent or Less of a Class.

Item 6. [X] Ownership of More than Five Percent on Behalf of Another Person

Item 7. Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on By the Parent Holding Company

Item 8. Identification and Classification of Members of the Group

Item 9. Notice of Dissolution of Group

Item 10. Certification


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        Date
                                        07/19/2010
                                        Signature
                                        Jim Brilliant / Vice President
                                        Name/Title